EXHIBIT 10.13
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is entered into as of September 12, 2008 by and between Interactive Therapy Group Consultants, Inc., a New York corporation (“Employer”), with its principal office located at One Jericho Plaza, Jericho, New York 11753, and John Torrens, residing at 6368 East Seneca Turnpike, Jamesville, NY 13078 (“Employee”).
W I T N E S S E T H :
A. Pursuant to the Stock Purchase Agreement, dated September 12, 2008 (the “Stock Purchase Agreement”), by and among American Claims Evaluation, Inc. (“AMCE”), John Torrens, Kyle Palin Torrens and Carlena Palin Torrens, AMCE is purchasing all of the outstanding shares of capital stock of Employer.
B. Upon consummation of the transaction described in Recital A. above, Employer, engaged in business as a provider of a comprehensive range of services to children with developmental delays and disabilities (“Employer’s Business”), will become a wholly-owned subsidiary of AMCE.
C. Section 5.1 of the Stock Purchase Agreement provides that it is a condition to consummation of such Stock Purchase Agreement that Employer employ Employee.
D. Employer desires to employ Employee as the President of Employer, for the purpose of exercising such authority and performing such executive duties as are commensurate with the duties of President of Employer, as well as, where reasonably requested by the Board of Directors of Employer, supervising or assisting in operations of Employer’s affiliates and subsidiaries.
     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:
1.	Employment
(a) During the Term of Employment (as defined in Section 2), Employer agrees to employ Employee, as President of Employer, with the management responsibilities set forth in Recital D above. Employee agrees to act in the foregoing capacities, in accordance with the terms and conditions contained in this Agreement.
(b) Employee shall devote all of Employee’s working time to the performance of his duties under this Agreement and shall not engage in any other business activities during the term hereof. Employee shall render services, without additional compensation, as reasonably requested by the Employer’s Board of Directors in connection with the operation of Employer’s Business, including activities of affiliates and subsidiaries of Employer as may reasonably exist from time to time. As used in this Agreement, the term “affiliate” shall mean any entity or person that, directly or indirectly, is controlled by or under common control with Employer.
2.	Term
The	term of Employee’s employment under this Agreement shall be for a period of two (2) years, to commence on September 10, 2008 and end on September 9, 2010 (the “Term of Employment”) unless sooner terminated as set forth in Section 5 of this Agreement. Upon expiration of the Term of Employment, the parties may by mutual agreement renew this Agreement. Such renewal must be in writing. Upon expiration of the Term of Employment, should Employee continue in the Employer’s employ and the parties do not execute a written renewal or new employment agreement (i) Employee shall be an “employee at will” at Employee’s then-current level of compensation, and (ii) Section 6 shall continue to be applicable in accordance with its terms subsequent to the Term of Employment.

3.	Compensation
Employer shall pay to Employee an annual base salary of Two Hundred Thousand Dollars ($200,000) for the Term of Employment. All payments shall be made in equal bi-weekly installments, in arrears, or such other installments as may be consistent with the regular payroll practices of Employer for its employees.
4.	Additional Employee Benefits
(a) Employer shall reimburse Employee for all expenses reasonably incurred by Employee in connection with the performance of Employee’s duties under this Agreement against Employee’s submitted documented vouchers for such expenses.
(b) Employee shall be entitled to (i) participate in any and all health and dental insurance, short term and long term disability leave, sick leave and 401(k) plans as are maintained by the Employer from time to time for its salaried exempt employees; (ii) three (3) weeks of paid vacation per calendar year, such vacation to be accrued and used in accordance with applicable company policy; and (iii) one (1) week of paid benefit time per calendar year; and with respect to the foregoing, the Employer shall provide credit for all years of service of the Employee with ITG prior to the date hereof. Notwithstanding, and in addition to the foregoing, the Employer shall assume all of Employee’s accrued and unused vacation and sick time with ITG outstanding as of the date of closing of the transactions contemplated by the Stock Purchase Agreement.
(c) At the sole discretion of Employer’s Board of Directors, Employer may pay Employee such cash incentive bonuses as may be decided upon by Employer’s Board of Directors.
5.	Termination
(a)	Termination by Employer for Cause. Employer may terminate this Agreement for cause.

(b)	“Cause” within the meaning of this Agreement shall mean any one or more of the following:
i.	Employee’s failure or refusal to follow any lawful specific written directions of Employer’s Board of Directors (which directions include a statement to the effect that failure or refusal to follow such directions shall constitute cause for termination of the employment of Employee hereunder) provided Employee shall have been given written notice by Employer’s Board of Directors of such failure or refusal to perform these directions and seven (7) business days within which to cure the same; or

ii.	Employee’s failure or refusal to perform or observe Employee’s duties and obligations in accordance with Recital D or Section 1 hereof, provided Employee shall have been given written notice by Employer’s Board of Directors of such failure or refusal to perform these duties and seven (7) business days within which to cure the same; or

iii.	Failure by Employee to comply in any material respect with the terms of any provision contained in this Agreement or any lawful written policies or directives of Employer’s Board of Directors, provided Employee shall have been given written notice of such failure or refusal to perform these duties and three (3) business days within which to cure the same; or

iv.	Physical incapacity or disability of Employee to perform the services required to be performed under this Agreement. For purposes of this Section 5(b)iv., Employee’s incapacity or disability to perform such services for any cumulative period of ninety (90) days during any twelve-month period, or for any consecutive period of sixty (60) days, shall be deemed “cause” hereunder; or

v.	Employee is convicted of, pleads guilty or no contest to any felony or any act of fraud, misappropriation or embezzlement; or

vi.	Employee engages in an intentional fraudulent act or dishonest act to the damage or prejudice of Employer and/or its affiliates or in conduct or activities damaging to the property, business or reputation of Employer and/or its affiliates; or

vii.	The payment required to be made to AMCE by Sellers (as defined in the Stock Purchase Agreement) pursuant to Section 1.4 of the Stock Purchase Agreement, if so required to be made, is not made in accordance with such Section 1.4.
(c) If Employer notifies Employee of its election to terminate this Agreement for cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 9.
(d) This Agreement shall automatically terminate upon the death of Employee.
(e) This Agreement and Employee’s employment by Employer will immediately terminate if Employer elects to discharge Employee other than for Cause (as defined in Section 5(b)). Upon termination of Employee’s employment other than for Cause, Employer will have no further obligation to make payments under this Agreement other than (i) compensation payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, in each case due, accrued or payable as of the date of Employee’s termination, (ii) such vested stock options and retirement benefits as Employee may be entitled to under any equity incentive or employee benefit plan of Employer, and (iii) subject to Employee’s compliance with the provisions of Section 6 of this Agreement, Employee’s base salary as set forth in Section 3, and the continued provision of Employee’s health, dental and short-term and long-term disability insurance as set out in Section 4, for the remaining portion of the Term of Employment (the “Severance”), with the cash portion of such Severance being payable to Employee during such period in accordance with Employer’s then in effect payroll policy.
(f) Employee may terminate this Agreement if Employer fails to make the payments required by Section 3 and such failure has not been cured by Employer within two (2) business days after Employer has been given written notice of such failure by Employee. Upon termination pursuant to this Section 5(f), Employer will have no further obligation to make payments under this Agreement, other than (i) compensation payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, in each case due, accrued or payable as of the date of such termination, (ii) such vested stock options and retirement benefits as Employee may be entitled to under any equity incentive or employee benefit plan, and (iii) subject to Employee’s compliance with the provisions of Section 6 of this Agreement, Severance, payable to Employee during such period in accordance with Employer’s then in effect payroll policy.
(g) Employee may terminate his employment hereunder on at least ninety (90) days’ prior written notice to Employer. Upon such termination, this Agreement will immediately terminate and Employer will have no further obligation to make payments under this Agreement other than (i) compensation payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, in each case due, accrued or payable as of the date of Employee’s termination, and (ii) such vested stock options in accordance with the terms of the plan(s) such stock options have been granted under and retirement benefits as Employee may be entitled to under any equity incentive or employee benefit plan of Employer.
6.	Non-Competition, Non-Solicitation, Non-Disclosure, Shop Rights and Insider Trading
(a)	Non-Competition.
     As a material inducement to Employer to enter into this Agreement and to perform its obligations hereunder, Employee covenants and agrees that, during Employee’s period of employment with Employer, and for a period of two (2) years from the date of expiration or termination of such employment (the “Restricted Period”), Employee shall not engage in any business that is in competition with the Employer’s Business within the states of Connecticut and New York, whether directly or indirectly, through any subsidiary, affiliate, partnership, licensee, joint venture or agent, or as a partner, owner, manager, operator, employee, advisor, agent or consultant of or to any person; provided, however, that nothing herein shall prevent Employee from investing as a less than one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system in which Employee does not, directly or indirectly, exercise any operational or strategic control.
(b)	Non-Solicitation.
     During the Restricted Period, Employee covenants and agrees that Employee will not, directly or indirectly, either for himself or for any other person or business entity, (i) solicit any employee of Employer to terminate his or her employment with Employer or employ such individual during his or her employment with Employer, or (ii) make any disparaging statements concerning Employer, Employer’s Business or its officers, directors, or employees, that could reasonably be determined to injure, impair or damage the relationships between Employer or Employer’s Business on the one hand and any of the employees, customers or suppliers of Employer’s Business, or any lessor, lessee, vendor, supplier, customer, distributor, employee or other business associate of Employer’s Business. During the Restricted Period, Employer covenants and agrees that Employer will not, directly or indirectly, either for itself or for any other person or business entity, make any disparaging statements concerning Employee.
(c)	Non-Disclosure and Non-Use.
     (i) Description of Confidential Information. For purposes of this Section 6(c), Confidential Information means any information (i) known by Employee while a shareholder of Employer and (ii) disclosed during the Restricted Period, which is clearly either marked or reasonably understood as being confidential or proprietary including, but not limited to, information disclosed in discussions between the parties in connection with technical information, data, proposals and other documents of Employer pertaining to its business, products, services, finances, product designs, plans, customer lists, public relations and other marketing information and other unpublished information. Confidential Information shall include all tangible materials containing Confidential Information including, but not limited to, written or printed documents and computer disks and tapes, whether machine or user readable.
     (ii) Standard of Care. Employee shall protect the Confidential Information from disclosure to any person other than other employees of Employer who have a need to know, by using a reasonable and prudent degree of care, in light of the significance of the Confidential Information, to prevent the unauthorized use, dissemination, or publication of such Confidential Information.
     (iii) Exclusion. This Section 6(c) imposes no obligation upon Employee with respect to information that: (a) is or becomes a matter of public knowledge through no fault of Employee; (b) is rightfully received by Employee from a third party who does not have a duty of confidentiality; (c) is disclosed under operation of law, except that Employee will disclose only such information as is legally required and give Employer prompt prior notice so that Employer may seek a protective order or other relief; or (d) is disclosed by Employee with Employer’s prior written consent.
     (iv) Stock Trading. If the information disclosed, or of which Employee becomes aware, is material non-public information about Employer, then Employee agrees not to trade in the securities of AMCE, or in the securities of or any appropriate and relevant third party, until such time as no violation of the applicable federal and state securities laws would result from such securities trading.
     (v) Return of Confidential Information. Employee will immediately destroy or return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the completion or termination of the dealings between the Employer and Employee under this Agreement or (ii) at such time that Employer may so request.
     (vi) Notice of Breach. Employee shall notify Employer immediately upon discovery of any of his unauthorized use or disclosure of Confidential Information, or any other material breach of this Agreement by Employee, and will cooperate with Employer in every reasonable way to help Employer regain possession of Confidential Information and prevents its further unauthorized use.

(d) Shop Rights and Inventions, Patents, and Technology. Employee shall promptly disclose to Employer any developments, designs, patents, inventions, improvements, trade secrets, discoveries, copyrightable subject matter or other intellectual property conceived, either solely or jointly with others, developed, or reduced to practice by Employee during Employee’s Term of Employment in connection with the services performed for Employer (the “Company Developments”) and shall treat such information as proprietary to Employer. Employee agrees to assign to Employer any and all of Employee’s right, title and interest in the Company Developments and Employee hereby agrees that Employee shall have no rights in the Company Developments. Any and all Company Developments in connection with the services performed for Employer pursuant to this Agreement are “works for hire” created for and owed exclusively by Employer.
(e)	Entities Covered. For purposes of this Section 6, the term “Employer” shall collectively mean Employer and its affiliates existing from time to time.
(f) Injunctive Relief. Employee acknowledges that a breach of this Section 6 by Employee could cause irreparable harm to the Employer for which monetary damages may be difficult to ascertain or an inadequate remedy. Employee therefore agrees that Employer will have the rights in addition to its other rights and remedies, to seek and obtain injunctive relief from any violation of this Agreement.
7.	Representation and Indemnification
     Employee hereby represents and warrants that Employee is not a party to any agreement, whether oral or written, which would prohibit Employee from being employed by Employer, and Employee further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.
8.	Notices
     All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement with Employer’s copy being sent to Employer at its then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, seventy-two (72) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Siller Wilk LLP, 675 Third Avenue, New York, New York 10017-5704, Attention: Joel I. Frank, Esq. Copies of any notices to be given to Employee shall be given simultaneously to: Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, TN 37219, Attn: Elizabeth E. Moore, Esq.
9.	Miscellaneous
(a) This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New York law, without giving effect to the choice of law provisions thereof. Except as otherwise provided herein, any dispute or controversy arising under or in connection with this Agreement and the transactions contemplated thereby shall be resolved by confidential binding arbitration which shall be conducted before a panel of three (3) arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Unless the parties involved agree otherwise, the panel of arbitrators will be selected by the AAA. The panel of arbitrators shall not have the authority to add to, detract from or modify any provision of this Agreement nor to award punitive damages to any injured party. A decision by a majority of the panel of arbitrators shall be final and binding and judgment may be entered on the award of the arbitrators by any court of competent jurisdiction. All fees and expenses of the arbitration proceeding, including the fees and expenses of the AAA and the panel of arbitrators, and the reasonable legal fees and expenses of the prevailing party shall be borne by and be the responsibility of, the non-prevailing party.

(b) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
(c) If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.
     (d) The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.
     (e) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer, but no interest in this Agreement shall be transferable in any manner by Employee.
     (f) This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.
     (g) This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.
     (h) In the event of the termination or expiration of this Agreement, in addition to other provisions which by their own terms survive such termination, the provisions of Sections 6, 7 and 9 hereof shall remain in full force and effect, in accordance with their respective terms.
     (i) Employee agrees to reasonably cooperate with Employer in Employer’s effort to obtain key person life insurance on his life for the benefit of Employer in an amount equal to $5 million.
(j) The parties agree that in the event it becomes necessary to bring an action for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party all costs of such action, including but not limited to, reasonable attorneys’ fees and costs and paralegals’ fees, together with all sales taxes thereon, and also including all such expenses related to any appeal.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

INTERACTIVE THERAPY GROUP CONSULTANTS, INC.

By:	/s/ Gary Gelman
Gary Gelman
Chief Executive Officer

/s/ John Torrens
John Torrens